Exhibit 99.4

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Sells Detroit Free Press To Gannett

MediaNews Group acquires Agency Interest and The Detroit News

SAN JOSE, Aug. 3, 2005 – Knight Ridder, Gannett Co., Inc. and Media News Group today announced a series of transactions resulting in the sale of Knight Ridder’s newspaper interests in Detroit to Gannett and MediaNews Group, and the reorganization of the Detroit Newspaper Agency into the Detroit Newspaper Partnership, L.P.

Knight Ridder sold its partnership interest in the agency to the two newspaper publishers. The partnership will manage the business operations of the Detroit Free Press and The Detroit News, including production, advertising and circulation.

Gannett now owns the Detroit Free Press; MediaNews Group has acquired The Detroit News from Gannett. Gannett is now the general partner in the Detroit newspaper partnership and MediaNews the limited partner.

The terms of the transactions were not disclosed.

Knight Ridder Chairman and CEO Tony Ridder said: “From a business standpoint, this is a win-win for Knight Ridder and Gannett. Since 1989, the year the Joint Operating Agreement (JOA) between Knight Ridder and Gannett went into effect, Gannett has managed the business operations of Detroit’s two metro newspapers. Simultaneously, we have maintained independent newsrooms.

“Now, we feel the need to go our own way. In all of the cities where we have newspapers, we run the business. That is the arrangement that works best for us.

“At the same time, we are deeply saddened to be losing the Detroit Free Press and its people. Their editorial presence is part of the Motor City’s fiber. This legacy is proud, and the accomplishments of those who have shaped it will always be an inspiration to us.”

Free Press Editor and Publisher Carole Leigh Hutton, Managing Editor Thom Fladung and Vice President/Business Manager Jerry Teagan will remain with Knight Ridder.

Hutton, 48, has been publisher of the Free Press since 2004. She was executive editor from 2002 to 2003, managing editor from 1996 to 2002, deputy managing editor from 1995 to 1996 and city editor from 1993 to 1995. Prior to joining the Free Press in 1990, Hutton was an editor at The Detroit News and The (Hammond, Ind) Times.

Knight Ridder Senior Vice President Hilary Schneider said, “Carole Leigh has done a great job of leading the Free Press for Knight Ridder. She recently led a ‘Rethinking the Free Press’ project to reassess all aspects of the newspaper and create changes that directly address the interests and needs of today’s readers. She reinvigorated watchdog journalism at the Free Press, creating a new investigative team and infusing watchdog reporting into all departments. She also directed creation of a new newsroom ethics policy. We’re pleased we’ll continue to benefit from her experience.”

She serves on the board of directors of the Detroit-based Women’s Leadership Forum, the Detroit Economic Club and the New Detroit Coalition, and on the

administrative board of the Knight-Wallace Fellows at University of Michigan. She is a member of the board of trustees of the Community Foundation for Southeastern Michigan.

Hutton earned a bachelor’s degree in journalism from Michigan State University in 1978.

She lives in Farmington Hills, Mich., with her husband, Tom Huff.

Teagan, 57, first joined the Free Press in 1973, holding several finance management positions. Before that, he worked for Ernst & Ernst (now Ernst & Young.) He is a CPA and earned a bachelor’s degree in business administration from the University of Notre Dame.

Teagan is treasurer of Free Press Charities, Inc. He is chair of the Metropolitan Detroit Board of Directors of the American Heart Association, a board member and treasurer of Holy Cross Children’s Services and a board member of Providence Hospital & Medical Centers and Children’s Home of Detroit. He serves on advisory boards for the Knight Foundation, Detroit Local Initiatives Support Corporation and the Academy of Finance at Golightly Career & Technical Center in Detroit.

Fladung, 45, became managing editor of the Free Press in 2002. He was managing editor of the Akron Beacon Journal from 2000 to 2002; before that he worked at the Free Press in a variety of editor positions from 1994 to 2000. Earlier, he held editing jobs at The (Columbia, S.C.) State. He earned a bachelor’s degree in communications from the University of Dayton.

Gannett named David Hunke, president and publisher of the Rochester (N.Y.) Democrat and Chronicle, as president and publisher of the Detroit Free Press. Gannett Newspaper Division Senior Vice President/Operations Mark S. Mikolajczyk was named president and CEO of the Detroit Newspaper Agency. Ed Humphrey, acting CEO, will return to his regular duties.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.5 million daily and 11.0 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

(NR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.